Exhibit 99.1

Porter Bancorp, Inc. Announces Growth in Second Quarter Income, Loans and Deposits

LOUISVILLE, Ky.--(BUSINESS WIRE)--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 20 full-service banking offices in 12 counties in Kentucky, today reported growth in net income, loans and deposits for the second quarter of 2008.

Net income rose to $4.0 million, or $0.51 per share, for the second quarter of 2008, compared with $3.7 million, or $0.49 per share, for the second quarter of 2007. Earnings for the six months ended June 30, 2008, increased to $7.6 million, or $0.97 per fully diluted share, compared with $7.3 million, or $0.96 per fully diluted share, for the same period of 2007.

“We experienced solid growth in loans, deposits and assets during the second quarter of 2008,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “Our improvement in net income reflected growth in earning assets, non-interest income and margins. We also benefited from the expansion of existing markets and the contribution from acquisitions completed over the past year. We remain well positioned to improve earnings as interest rates stabilize and we continue to streamline our operational efficiency,” continued Ms. Bouvette.

Highlights

  Net income increased 7.7% to $4.0 million for the three months ended June 30, 2008, compared with the same quarter of 2007. Earnings per diluted share increased 10.9% to $0.51 for the three months ended June 30, 2008 compared to the first quarter of 2008.
  Net interest income increased 18.3% to $12 million for the three months ended June 30, 2008, compared with the same quarter of 2007.
  Loans grew 36.6% to $1.3 billion compared with $983 million at June 30, 2007.
  Deposits increased 29.8% to $1.3 billion compared with $977 million at June 30, 2007. Core customer non-interest bearing deposit accounts increased 31.8% to $96.5 million from $73.3 million at June 30, 2007.
  Total assets increased 32.0% to $1.6 billion since the second quarter of 2007, fueled by strong loan growth and the acquisitions of Kentucky Trust Bank and Paramount Bank.
  Efficiency ratio improved on a linked quarter basis to 50.7% for the three months ended June 30, 2008.
  Net interest margin improved eight basis points on a linked quarter basis to 3.29% in the second quarter of 2008.
  Capital was strengthened with the sale of a $9 million subordinated capital note by our bank subsidiary, PBI Bank, on July 1, 2008. The capital note, which qualifies as Tier 2 capital, will provide funding for continued loan growth and maintain the bank’s strong capital position without being dilutive to common shareholders of Porter Bancorp.

“We are pleased with our solid performance in the second quarter,” continued Ms. Bouvette. “Our loan growth benefited from the strength of our local markets and increased market share arising from our acquisitions of Kentucky Trust Bank and Paramount Bank. These factors also contributed to growth in deposits and higher non-interest income generated from service charges and trust activities. We also opened a new office in Shepherdsville in June.

“Asset quality remains a top priority to protect future earnings and our capital base. We continue to focus on lending to our traditional customer base in Kentucky. We remain very proactive in managing our credit risks and believe Porter Bancorp is in a solid position to weather the softening economy,” continued Ms. Bouvette.

Net Interest Income

Net interest income increased 18.3% to $12.0 million for the three months ended June 30, 2008, an increase of $1.9 million, compared with $10.1 million for the same period in 2007. Net interest income rose 17.4% to $23.3 million for the six months ended June 30, 2008, an increase of $3.4 million, or 17.4%, compared with $19.9 million for the same period in 2007. This increase was attributable to the organic growth in our loan portfolio and the Kentucky Trust Bank and Paramount Bank acquisitions, offset somewhat by lower net interest margin compared with the same period in 2007.

Net interest margin for the second quarter of 2008 declined 40 basis points to 3.29% compared with 3.69% for the second quarter of 2007. Net interest margin improved eight basis points from our margin of 3.21% in the first quarter of 2008 due primarily to lower funding costs. During the second quarter of 2008, our margin improved as our deposits continued to reprice at lower rates relative to the repricing of our loan portfolio. If interest rates remain stable, we expect steady expansion of our net interest margin in the second half of the year based upon our expectation of continued downward repricing of liabilities with limited repricing of assets.

Non-Interest Income

Non-interest income for the second quarter of 2008 increased 36.8%, or $481,000, over the second quarter of 2007. Non-interest income was $3.6 million in the first six months of 2008 compared with $2.5 million for the same period of 2007. The growth in non-interest income since last year was primarily attributable to higher service charges on deposit accounts and income from fiduciary activities. Porter added income from fiduciary activities as a result of the acquisition of the trust operation from Kentucky Trust Bank on October 1, 2007. Income from fiduciary activities added $331,000 and $584,000 to non-interest income in the second quarter and first six months of 2008, respectively. This was offset somewhat by a $139,000 loss on the sale of securities in the second quarter of 2008 compared with a gain of $62,000 in the same quarter of 2007.

Non-Interest Expense

Non-interest expense for the second quarter increased 37.9% from prior year second quarter. Non-interest expense for the six months ended June 30, 2008, increased 40.8% from the six months ended June 30, 2007. These increases were due primarily to costs related to the acquisitions of Kentucky Trust Bank and Paramount Bank, increased salaries and benefits for existing employees and higher occupancy and equipment expense to support the six additional offices. Expenses also increased because FDIC insurance premiums rose significantly due to amendments made by the FDIC in 2007 to its risk-based deposit premium assessment system. Our efficiency ratio increased to 52.5% for the first six months of 2008 compared with 45.2% for the same period in 2007, but improved on a linked-quarter basis to 50.7% for the three months ended June 30, 2008.

Balance Sheet Review

Total assets increased 32.0%, or $383 million, to $1.6 billion at June 30, 2008, from $1.2 billion at June 30, 2007. The Company’s loan portfolio increased 36.6%, or $360 million, to $1.3 billion from $983 million at June 30, 2007, primarily due to in-house loan origination efforts and the acquisitions of Kentucky Trust Bank and Paramount Bank. Deposits at June 30, 2008, increased 29.8% to $1.3 billion from $977 million at June 30, 2007, primarily due to an increase in both time deposits and transactional accounts from promotional efforts throughout the period, and the Kentucky Trust Bank and Paramount Bank acquisitions.

Asset Quality

“Our non-performing assets increased in the second quarter due to the softening economy,” continued Ms. Bouvette. “Our nonperforming loans at June 30, 2008, were $12.9 million, or 0.96% of total loans, compared with $10.1 million, or 0.77% of total loans at March 31, 2008, and $7.2 million, or 0.73% of total loans at June 30, 2007. The $2.8 million increase in nonperforming loans since the prior quarter end reflects the normal progression of troubled loans through workout, collateral repossession and ultimate disposition. Foreclosed properties at June 30, 2008, were $6.6 million compared with $4.1 million at June 30, 2007, and $7.1 million at March 31, 2008. Additionally, our ratio of non-performing assets to total assets increased during the quarter to 1.24% at June 30, 2008, compared with 1.10% at March 31, 2008.”

Our loan loss reserve as a percentage of total loans at June 30, 2008 decreased slightly to 1.35% from 1.37% at March 31, 2008 and at June 30, 2007. Net loan charge-offs for the second quarter of 2008 were $684,000, or 0.05% of average loans for the quarter. Ms. Bouvette stated “We believe our 1.35% ratio of allowance of loan losses to total loans and coverage ratio of 140.66% for allowance for loan losses to non-performing loans provides a solid measure of protection for Porter Bancorp. We remain confident of our continuing ability to manage our risks during this difficult credit cycle. Our focus is on minimizing losses by quickly resolving credit issues as soon as they are identified.”

PBIB-G

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the second quarter ending June 30, 2008 follows.

PORTER BANCORP, INC. AND SUBSIDIARY Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/08	3/31/08	6/30/07	6/30/08	6/30/07

Income Statement Data
Interest income	$25,041	$25,674	$21,935	$50,715	$41,989
Interest expense	13,069	14,331	11,815	27,400	22,125

Net interest income	11,972	11,343	10,120	23,315	19,864
Provision for loan losses	750	650	700	1,400	1,325

Net interest income after provision	11,222	10,693	9,420	21,915	18,539

Service charges on deposit accounts	902	829	648	1,731	1,183
Income from fiduciary activities	331	253	-	584	-
Gains (losses) on sales of securities, net	(139)	94	62	(45)	62
Other	694	642	597	1,336	1,232

Non-interest income	1,788	1,818	1,307	3,606	2,477

Salaries & employee benefits	3,892	3,824	3,001	7,716	5,936
Occupancy and equipment	904	913	599	1,817	1,164
Franchise tax	435	435	325	870	650
FDIC insurance	242	221	26	463	51
Professional fees	172	246	184	418	336
Communications expense	188	161	99	349	209
Advertising	140	161	114	301	253
Other real estate owned expense	120	227	53	347	95
Other	954	929	709	1,883	1,366

Non-interest expense	7,047	7,117	5,110	14,164	10,060

Income before income taxes	5,963	5,394	5,617	11,357	10,956
Income tax expense	1,990	1,797	1,928	3,787	3,666

Net income	$3,973	$3,597	$3,689	$7,570	$7,290

Weighted average shares - Basic	7,826,567	7,839,365	7,586,167	7,832,966	7,584,502
Weighted average shares - Diluted	7,826,567	7,839,365	7,586,247	7,832,969	7,584,507

Basic and diluted earnings per share	$0.51	$0.46	$0.49	$0.97	$0.96
Cash dividends declared per share	$0.21	$0.21	$0.20	$0.42	$0.40

PORTER BANCORP, INC. AND SUBSIDIARY Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/08	3/31/08	6/30/07	6/30/08	6/30/07

Average Balance Sheet Data
Assets	$1,563,635	$1,513,245	$1,161,738	$1,538,440	$1,114,578
Loans	1,326,996	1,269,818	955,896	1,298,407	923,921
Earning assets	1,475,812	1,434,044	1,110,384	1,454,928	1,063,932
Deposits	1,242,153	1,221,159	939,634	1,231,656	907,778
Long-term debt and advances	170,419	146,605	101,648	158,512	87,330
Interest bearing liabilities	1,334,128	1,288,152	974,738	1,311,140	928,511
Stockholders’ equity	126,211	124,023	112,672	125,117	111,460

Performance Ratios
Return on average assets	1.02%	0.96%	1.27%	0.99%	1.32%
Return on average equity	12.66	11.66	13.13	12.17	13.19
Yield on average earning assets (tax equivalent)	6.85	7.20	7.96	7.04	7.99
Cost of interest bearing liabilities	3.93	4.47	4.86	4.20	4.81
Net interest margin (tax equivalent)	3.29	3.21	3.69	3.25	3.80
Efficiency ratio	50.70	54.47	44.97	52.53	45.15

Loan Charge-off Data
Loans charged-off	$(798)	$(419)	$(512)	$(1,217)	$(826)
Recoveries	114	74	80	188	148

Net charge-offs	$(684)	$(345)	$(432)	$(1,029)	$(678)

PORTER BANCORP, INC. AND SUBSIDIARY Unaudited Financial Information (in thousands, except share and per share data)

	As of	As of	As of	As of
	6/30/08	3/31/08	12/31/07	6/30/07

Assets
Loans	$1,343,216	$1,314,075	$1,217,698	$983,343
Loan loss reserve	(18,133)	(18,067)	(16,342)	(13,479)

Net loans	1,325,083	1,296,008	1,201,356	969,864
Securities available for sale	105,901	123,560	128,036	101,733
Federal funds sold & interest bearing deposits	28,970	1,285	19,979	49,293
Cash and due from financial institutions	31,870	55,376	23,608	15,821
Premises and equipment	22,988	22,413	21,279	14,414
Goodwill	23,877	23,504	18,174	12,881
Accrued interest receivable and other assets	42,861	42,592	43,588	34,176

Total Assets	$1,581,550	$1,564,738	$1,456,020	$1,198,182

Liabilities and Equity
Certificates of deposit	$960,002	$916,560	$846,568	$727,053
Interest checking	103,719	97,834	95,953	44,573
Money market	71,925	91,825	99,839	106,691
Savings	35,747	35,469	28,661	25,379

Total interest bearing deposits	1,171,393	1,141,688	1,071,021	903,696
Demand deposits	96,536	95,163	95,533	73,265

Total deposits	1,267,929	1,236,851	1,166,554	976,961
Federal funds purchased & repurchase agreements	10,753	24,706	11,285	1,491
FHLB advances	145,098	146,021	121,767	76,479
Junior subordinated debentures	25,000	25,000	25,000	25,000
Accrued interest payable and other liabilities	7,322	7,415	9,125	6,397

Total liabilities	1,456,102	1,439,993	1,333,731	1,086,328
Stockholders’ equity	125,448	124,745	122,289	111,854

Total Liabilities and Stockholders’ Equity	$1,581,550	$1,564,738	$1,456,020	$1,198,182

Ending shares outstanding	7,893,797	7,863,745	7,881,206	7,629,102
Book value per share	$15.89	$15.86	$15.52	$14.66
Tangible book value per share	12.53	12.26	12.80	13.01

Asset Quality Data
Loan 90 days or more past due still on accrual	$4,974	$3,301	$2,145	$1,485
Non-accrual loans	7,917	6,808	10,524	5,704

Total non-performing loans	12,891	10,109	12,669	7,189
Real estate acquired through foreclosures	6,625	7,140	4,309	4,118
Other repossessed assets	57	32	30	9

Total non-performing assets	$19,573	$17,281	$17,008	$11,316

Non-performing loans to total loans	0.96%	0.77%	1.04%	0.73%
Non-performing assets to total loans	1.46	1.32	1.40	1.15
Non-performing assets to total assets	1.24	1.10	1.17	0.94
Allowance for loan losses to non-performing loans	140.66	178.72	128.99	187.49
Allowance for loan losses to total loans	1.35	1.37	1.34	1.37

Risk-based Capital Ratios
Tier I leverage ratio	8.03%	8.14%	9.07%	10.82%
Tier I risk-based capital ratio	9.34	9.35	10.39	12.64
Total risk-based capital ratio	10.59	10.60	11.64	13.89

FTE employees	280	290	273	233

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800